                                                                    EXHIBIT G-13

                        AGREEMENT OF LIMITED PARTNERSHIP



                                       OF



                                 TEXAS GENCO, LP





                        Effective as of December 21, 2001

                        AGREEMENT OF LIMITED PARTNERSHIP


         This Agreement of Limited Partnership (this "Agreement") is made and executed to be effective as of December 21, 2001, by Texas Genco GP, LLC, a Texas limited liability company, as general partner (the "General Partner"), and Texas Genco LP, LLC, a Delaware limited liability company, as limited partner (a "Limited Partner;" the General Partner and any Limited Partners each being a "Partner" and, collectively, the "Partners").

         WHEREAS, the certificate of limited partnership of Texas Genco, LP (the "Partnership") has been filed with the Secretary of State of the State of Texas; and

         WHEREAS, it is desired that the orderly management of the affairs of the Partnership be provided for;

         NOW, THEREFORE, it is agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

         "Agreement" shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

         "Capital Contribution" shall mean any contribution to the capital of the Partnership in cash or property by a Partner whenever made.

         "Capital Percentage" shall have the meaning given such term in Section 5.1.

         "Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership of the Partnership filed with and endorsed by the Secretary of State of the State of Texas, as such certificate may be amended from time to time hereafter.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

         "Entity" shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

         "Fiscal Year" shall have the meaning given such term in Section 8.1.

         "Genco Business" shall mean the electric generation business and operations conducted with the Genco Assets (as such term is defined in the Master Separation Agreement), subject to the Genco Liabilities (as such term is defined in the Master Separation Agreement) contributed to and assumed by the Partnership as provided in the Master Separation Agreement.


                                       1
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         "Indemnitee" shall have the meaning given such term in Section 6.1.

         "Master Separation Agreement" shall mean the Master Separation Agreement between Reliant Energy, Incorporated and Reliant Resources, Inc., effective as of December 31, 2000, as amended.

         "Partner" shall mean each Person who executes a counterpart of this Agreement as a Partner and each Person who may hereafter become a Partner pursuant to Section 5.3 or Section 10.3, but shall not include any Partner that ceases to be a Partner.

         "Partnership" shall mean Texas Genco, LP, a Texas limited partnership.

         "Partnership Interest" shall mean, with respect to any Partner at any time, the partnership interest of such Partner in the Partnership at such time, including such Partner's Capital Percentage in the profits, losses, allocations and distributions of the Partnership, and the right of such Partner to any and all other benefits to which a Partner may be entitled as provided in the this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

         "Partnership Representative" shall mean any Person who at any time shall be, or shall have been, a general partner, limited partner, employee or agent of the Partnership, or any Person who is or was serving at the request of the Partnership as a partner, director, officer, venturer, proprietor, trustee, employee or agent or similar functionary of an Entity (but excluding Persons providing trustee, fiduciary or custodial services on a fee-for-services basis).

         "Person" shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such "Person" where the context so admits.

         "Texas Act" shall mean the Texas Revised Limited Partnership Act, as the same may be amended from time to time hereafter.

                                   ARTICLE II

                          FORMATION OF THE PARTNERSHIP

         2.1 Formation. On December 21, 2001, the Certificate of Limited Partnership of the Partnership was filed with the Secretary of State of the State of Texas pursuant to the Texas Act.

         2.2 Name. The name of the Partnership is Texas Genco, LP. If the Partnership shall conduct business in any jurisdiction other than the State of Texas, the General Partner shall register the Partnership or its trade name with the appropriate authorities in such state in order to have the legal existence of the Partnership recognized.

         2.3 Place of Business. The initial principal place of business of the Partnership shall be 1111 Louisiana, Houston, Texas 77002. The Partnership may locate its places of business and registered office at any place or places as the General Partner may from time to time deem advisable.


                                       2
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         2.4 Registered Office and Registered Agent. The Partnership's
registered office shall be at the office of its registered agent at 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of its initial registered agent at such address shall be CT Corporation System.

         2.5 Term. The Partnership and this Agreement shall continue until the earliest of (a) such time as all of the Partnership's assets have been sold or otherwise disposed of, or (b) such time as the Partnership's existence has been terminated as otherwise provided herein or in the Texas Act.

         2.6 Purpose of the Partnership. Subject to the further provisions hereof, the object and purpose of the Partnership is to engage in any lawful business activities in which a limited partnership formed under the Texas Act may engage or participate, with its primary objectives being to engage in the Genco Business; to manage, protect and conserve all assets of the Partnership; to borrow money and issue evidences of indebtedness in furtherance of the objects and purposes of the Partnership; to secure obligations of the Partnership by mortgages, deeds of trusts, pledges or other liens and security interests on Partnership property; to have and maintain one or more offices; and to make such additional investments, engage in such additional business endeavors and to do any and all acts and things that may be necessary, incidental or convenient to carry on the Partnership's business as contemplated by this Agreement. The Partnership shall have any and all powers necessary or desirable to carry out the object and purpose of the Partnership to the extent the same may be legally exercised by limited partnerships under the Texas Act.

                                   ARTICLE III

                                 GENERAL PARTNER

         3.1 Name and Address. The name and place of business of the General Partner are as follows:

                                 Texas Genco GP, LLC
                                 1111 Louisiana
                                 Houston, Texas 77002

         3.2 Standard of Performance. The General Partner shall act in good faith in the performance of its obligations hereunder but shall have no liability or obligation to any Limited Partner or the Partnership for any decision made or action taken in connection herewith if made or taken in good faith, irrespective of whether the same may be reasonably prudent or whether bad judgment was exercised in connection therewith. In no event shall the General Partner be or become obligated personally to respond to damages to any Limited Partner pursuant to this Agreement, the liability of the General Partner being limited to its interest in the Partnership. Any claim or judgment in favor of a Limited Partner shall be limited accordingly.

         3.3 Powers of General Partner. Except to the extent otherwise provided herein, the General Partner shall have full power and authority to take all action in connection with the Partnership's affairs and to exercise exclusive management, supervision and control of the Partnership's properties and business and shall have full power to do all things necessary or incident thereto. Without limiting the foregoing, the General Partner, without the necessity of any further approval of a Limited Partner, shall have the following powers

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             (a) to control and manage the Partnership's assets and to arrange for collections, disbursements and other matters necessary or desirable in connection with the management of the Partnership's assets (such power to include the power and authority to borrow money in furtherance of the Partnership's purposes);

             (b) to the extent that the Partnership's financial resources will permit the General Partner to do so, to see that all indebtedness owing with respect to and secured by the Partnership's assets, or any part thereof, is paid and to make such other payments and perform such other acts as the General Partner may deem necessary to preserve the interest of the Partnership therein;

             (c) to pay and discharge all taxes and assessments levied and assessed against the Partnership's assets or any part thereof for the account of the Partnership;

             (d) to carry such insurance as the General Partner may deem necessary or appropriate;

             (e) to have such other authority and power as may be reasonably necessary or appropriate for the operation, maintenance and preservation of the Partnership's assets;

             (f) to determine the number of employees, if any, the selection of such employees, the hours of labor and compensation for the service of such employees;

             (g) to amend this Agreement to reflect a change that is necessary or desirable in connection with the issuance of any Partnership Interests pursuant to Section 5.3; and

             (h) to determine the time and amount of distributions to the Partners, to make such distributions in accordance with Sections 7.2 and 7.3 and the other provisions of this Agreement, and to establish reasonable reserves as the General Partner may determine to be advisable.

         3.4 Reimbursements and Fees. The General Partner shall be reimbursed by the Partnership for all third-party expenses incurred in connection with the discharge of its duties hereunder as General Partner, such as audit, accounting and legal fees incurred by the General Partner in the accounting for and the maintenance of the assets of the Partnership; provided that the General Partner shall be required to pay such expenses only to the extent the Partnership provides funds therefor.


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                                   ARTICLE IV

                                 LIMITED PARTNER

         4.1 Name and Address. The name and place of business of the Limited Partner are as follows:

                                  Texas Genco LP, LLC
                                  200 West Ninth Street Plaza, Suite 409
                                  Wilmington, Delaware 19801

         4.2 No Control or Liability. Except as otherwise provided herein, (i) no Limited Partner shall have any control over the management of the Partnership or any power to transact any Partnership business or to bind or obligate the Partnership, and (ii) no Limited Partner shall be personally liable for all or any part of the debts or other obligations of the Partnership.

         4.3 Rights and Powers. No Limited Partner shall have any right or power to withdraw from the Partnership (or to receive any distribution under Section
6.04 of the Texas Act in the event of withdrawal) or to cause the liquidation of the Partnership or the partition of its properties. Except as set forth in
Article VII and Article XI hereof, no Limited Partner shall have any right to priority of distributions from the Partnership over any other Partner.

                                    ARTICLE V

                           CAPITAL OF THE PARTNERSHIP

         5.1 Initial Contributions. Contemporaneously with the execution of this Agreement, the General Partner is making a Capital Contribution to the Partnership in the amount set forth below in exchange for its general partner Partnership Interest, and the Limited Partner is making a Capital Contribution to the Partnership in the amount set forth below in exchange for its limited partner Partnership Interest, the relative amounts of each such interest being expressed as a "Capital Percentage:"



                                                       Capital Contribution        Capital Percentage
                                                       --------------------        ------------------
       General Partner
                Texas Genco GP, LLC                            $10                         1%

       Limited Partner
                Texas Genco LP, LLC                            $990                        99%


         5.2 Additional Contributions. No Partner shall be required to make additional Capital Contributions unless, and except on such terms as, the Partners unanimously agree; provided, however, that the contribution of assets to and assumption of liabilities by the Partnership provided for in the Master Separation Agreement shall be made at the time and in the manner


                                       5
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provided for therein and shall not require any consent or authorization by any
Partner other than such consents or authorizations as may be required therein.

         5.3 Additional Issuances of Partnership Interests.

             (a) In the event of any additional Capital Contributions, and in order to raise additional capital or to acquire assets, to redeem or retire Partnership debt or for any other purpose, the Partnership authorized, at the discretion of the General Partner, to issue additional Partnership Interests from time to time to Partners or to other Persons. The General Partner may cause the Partnership to assume liabilities in connection with any such issuance and shall determine the consideration and terms and conditions with respect to any such issuance; provided, however, that no Partnership Interests carrying any rights or obligations other than the rights and obligations carried by the initial Partnership Interests issued pursuant to this Agreement may be issued without the approval of all of the Limited Partners. The General Partner shall do all things necessary or advisable in connection with any such issuance, including, without limitation, the making of appropriate adjustments to the Partners' Capital Percentages and compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

             (b) Upon (i) the execution and delivery to the Partnership of this Agreement, as it may be amended, by any Person who is issued any Partnership Interest, (ii) receipt by the Partnership of any Capital Contribution required of such Person made in connection with the issuance of such interest, (iii) consent by all other Partners to such Person being admitted as a Partner and
(iv) any other action required by Texas law, such Person shall be admitted as a Limited Partner of the Partnership.

         5.4 Record of Contributions. The books and records of the Partnership shall include true and full information regarding the amount of cash and cash equivalents and designation and statement of the value of any other property contributed by each Partner to the Partnership.

         5.5 Interest. No interest shall be paid by the Partnership on Capital Contributions.

         5.6 Loans from Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions.

         5.7 Withdrawal or Reduction of Partners' Capital Contributions.

             (a) A Partner shall not be entitled to withdraw any part of his Capital Contribution or to receive any distribution from the Partnership, except as otherwise provided in this Agreement.

             (b) A Partner shall not receive out of the Partnership's property or other assets any part of his Capital Contributions until all liabilities of the Partnership, except liabilities to Partners on account of their Capital Contributions, have been paid or there remains property or other assets of the Partnership sufficient to pay all such liabilities.

             (c) A Partner, irrespective of the nature of his Capital Contribution, has only the right to demand and receive cash in return for his Capital Contribution.


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         5.8 Loans to Partnership. Nothing in this Agreement shall prevent any
Partner from making secured or unsecured loans to the Partnership by agreement with the Partnership.

         5.9 No Further Obligation. Except as expressly provided for in or contemplated by this Article V, no Partner shall have any obligation to provide funds to the Partnership, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Indemnification. Each Partnership Representative shall be entitled to indemnification to the fullest extent permitted by the Texas Act and other applicable provisions of Texas law or any successor statutory provisions, as from time to time amended, from and against any judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses actually incurred by the Partnership Representative in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such action, suit or proceeding, with respect to which such Partnership Representative was, is or is threatened to be made a named defendant or respondent because of the Partnership Representative's status as such (each such Partnership Representative being hereinafter referred to as an "Indemnitee"). Any repeal of this Section 6.1 shall be prospective only, and shall not adversely affect any right of indemnification existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification. If any provision or provisions of this Agreement relating to indemnification shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Any indemnification pursuant to this Article VI shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification. In no event may an Indemnitee subject any Limited Partner to personal liability by reason of the indemnification provisions of this Agreement.

         6.2 Advancement or Reimbursement of Expenses. An Indemnitee shall be entitled to advance payment or reimbursement of reasonable expenses incurred by the Indemnitee in its capacity as such after the Partnership has received a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification under Article XI of the Texas Act, and a written undertaking (made in conformance with the requirements of Article XI of the Texas Act) by or on behalf of the Indemnitee to repay the amount paid or reimbursed if it is ultimately determined that the Indemnitee did not meet that standard or it is ultimately determined that indemnification of the Indemnitee against expenses incurred by such Indemnitee in connection with that action, suit or proceeding is prohibited by Section 11.05 of the Texas Act. In addition, the Partnership shall pay or reimburse reasonable expenses incurred by a Partnership Representative in connection with the Partnership Representative's appearance as a witness or other participation in an action,


                                       7
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suit or proceeding involving or affecting the Partnership at a time when such
Partnership Representative is not a named defendant or respondent in such action, suit or proceeding. Any indemnification of or advancement of expenses to a Partnership Representative who is a general partner of the Partnership in accordance with Article XI of the Texas Act and this Article VI shall be reported promptly to the Limited Partners, but in no event later than six months after the date that the indemnification or advance occurs.

         6.3 Nonexclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under applicable law, this Agreement, any other agreement or otherwise, both as to action in an official capacity and as to action in any other capacity while an Indemnitee. The provisions of this Article VI shall not be deemed to preclude the indemnification of any Person who is not specified in this Article VI but whom the Partnership has the power or obligation to indemnify under the provisions of the Texas Act or otherwise.

         6.4 Insurance. To the fullest extent permitted by the Texas Act, the Partnership may purchase and maintain insurance or another arrangement on behalf of any Partnership Representative against any liability asserted against such Partnership Representative and incurred by such Partnership Representative in that capacity or arising out of the Partnership Representative's status in that capacity, regardless of whether the Partnership would have the power to indemnify such Partnership Representative against that liability under the provisions of Article XI of the Texas Act or this Article VI.

                                   ARTICLE VII

                          ALLOCATIONS AND DISTRIBUTIONS

         7.1 Allocations. Except as may otherwise be unanimously agreed by the Partners, all items of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Capital Percentages.

         7.2 Distributions. From time to time the General Partner shall, in its sole discretion, determine to what extent (if any) the Partnership's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve, and if such an excess exists, cause the Partnership to distribute to the Partners, in accordance with their Capital Percentages, an amount in cash equal to that excess.

         7.3 Limitation Upon Distributions. Notwithstanding anything herein to the contrary, no distribution may be made to the Partners if such distribution would violate the terms of Section 6.07 of the Texas Act.


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                                  ARTICLE VIII

                     ACCOUNTING PERIOD, RECORDS AND REPORTS

         8.1 Accounting Period. The Partnership's fiscal year shall be the calendar year ending December 31 or such other period as the General Partner may determine (the "Fiscal Year").

         8.2 Records, Audits and Reports. At the expense of the Partnership, the General Partner shall maintain records and accounts of all operations and expenditures of the Partnership.

         8.3 Inspection. The books and records of the Partnership shall be maintained at the principal place of business of the Partnership and shall be open to inspection by the Partners at all reasonable times during any business day.

                                   ARTICLE IX

                                   TAX MATTERS

         9.1 Tax Returns and Elections. The General Partner or its designees shall cause the preparation and timely filing of all tax returns required to be filed by the Partnership pursuant to the Code, if any, and all other tax returns and other tax filings and elections that the General Partner or its designees deem necessary. Copies of such returns, or pertinent information therefrom, shall be furnished to the Partners as promptly as practicable after filing.

         9.2 State, Local or Foreign Income Taxes. In the event state or foreign income taxes are applicable, any references to federal income taxes or to "income taxes" contained herein shall refer to federal, state, local and foreign income taxes. References to the Code or Treasury regulations promulgated under the Code shall be deemed to refer to corresponding provisions that may become applicable under state, local or foreign income tax statutes and regulations.

         9.3 Assignments and Issuance of Partnership Interests. The Partnership shall allocate taxable items attributable to a Partnership Interest that is assigned or issued in connection with a Capital Contribution by a new Partner during a Fiscal Year between the assignor and the assignee of such Partnership Interest or the existing Partners and the new Partners by closing the books of the Partnership as of the end of the day prior to the day in which such Partnership Interest is assigned or issued.

                                    ARTICLE X

                        RESTRICTIONS ON TRANSFERABILITY;
                        ADMISSION OF SUBSTITUTE PARTNERS

         10.1 Generally. All Partnership Interests at any time and from time to time outstanding shall be held subject to the conditions and restrictions set forth in this Article X, which conditions and restrictions shall apply equally to the Partners and their respective transferees (except as otherwise expressly stated), and each Partner by executing this Agreement agrees with the Partnership and with each other Partner to such conditions and restrictions.

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Without limiting the generality of the foregoing, the Partnership shall require as a condition to the transfer of record ownership of a Partnership Interest that the transferee of such interest execute and deliver this Agreement as evidence that such interest is held subject to the terms, conditions and restrictions set forth herein.

         10.2 Restriction on Transfer. No Partnership Interest shall be sold, assigned, given, transferred, exchanged, devised, bequeathed, pledged or otherwise disposed of to any Person except upon the unanimous approval of the Partners and otherwise in accordance with the terms of this Agreement.

         10.3 Substitute Partners. Any Person that acquires any Partnership Interest that is not already a Partner shall not have the right to participate in the management of the business and affairs of the Partnership, to vote such Partnership Interest, or to become a Partner of the Partnership unless the Partners of the Partnership unanimously consent to such Person becoming a Partner of the Partnership. If such Person is not admitted as a Partner of the Partnership, such Person only is entitled to receive the share of profits, distributions, and allocations of income, gain, loss, deduction, credit, or similar item to which the Person would be entitled if such Person were a Partner of the Partnership.

                                   ARTICLE XI

                           DISSOLUTION AND TERMINATION

         11.1 Dissolution.

              (a) The Partnership shall dissolve upon the occurrence of any of the following events:

                  (i)      the written consent of all Partners;

                  (ii)     an event of withdrawal of the General Partner; or

                  (iii)    as provided in Section 2.5 hereto.

              (b) The personal representative (or other successor-in-interest) of a deceased Partner shall, subject to the provisions of Article X, succeed to the deceased Partner's interest in the Partnership. However, such personal representative (or other successor in interest) shall not be entitled to be admitted as a Partner unless the conditions specified in Article X are met.

         11.2 Effect of Dissolution. Upon the occurrence of any of the events specified in this Article XI effecting the dissolution of the Partnership, the Partnership shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of cancellation has been issued by the Secretary of State of the State of Texas or until a decree dissolving the Partnership has been entered by a court of competent jurisdiction.

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         11.3 Winding Up, Liquidating and Distribution of Assets.

              (a) Upon dissolution, an accounting shall be made of the accounts of the Partnership and of the Partnership's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The General Partner shall immediately proceed to wind up the affairs of the Partnership.

              (b) If the Partnership is dissolved and its affairs are to be wound up, the General Partner shall (1) sell or otherwise liquidate all of the Partnership's assets as promptly as practicable (except to the extent the General Partner may determine to distribute any assets in kind to the Partners),
(2) allocate any income or loss resulting from such sales to the Partners in accordance with this Agreement, (3) discharge all liabilities to creditors in the order of priority as provided by law, (4) discharge all liabilities of the Partners (other than liabilities to Partners or for Capital Contributions to the extent unpaid in breach of an obligation to do so), including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (5) establish such reserves as the General Partner may determine to be reasonably necessary to provide for contingent liabilities of the Partnership, (6) discharge any liabilities of the Partnership to the Partners other than on account of their interests in Partnership capital or profits and (7) distribute the remaining assets to the Partners, either in cash or in kind, as determined by the General Partner, pro rata according to the Capital Percentage of each. If any assets of the Partnership are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of all of the Partners.

              (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Partnership no Partner shall have any obligation to make any contribution to the capital of the Partnership other than any Capital Contributions such Partner agreed to make in accordance with this Agreement.

              (d) Upon completion of the winding up, liquidation and distribution of the assets, the Partnership shall be deemed terminated.

              (e) The General Partner shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

         11.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Partners, a certificate of cancellation shall be executed in duplicate, and verified by the person signing the certificate of cancellation and filed with the Secretary of State of the State of Texas, which certificate shall set forth the information required by the Texas Act.

         11.5 Return of Contribution Non-recourse to Other Partners. Except as provided by law, upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of the Partner's Capital Contribution. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash or other

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property contribution of one or more Partners, such Partner or Partners shall have no recourse against any other Partner.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or if sent by registered or certified mail, postage and charges prepaid, addressed to the Partner's and/or Partnership's address, as appropriate, which is set forth in this Agreement. If mailed, any such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid.

         12.2 Books of Account and Records. Proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Partnership's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Partnership shall be kept or shall be caused to be kept by the Partnership. Such books and records shall be maintained as provided in Section 8.3.

         12.3 Application of Texas Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Texas, and specifically the Texas Act.

         12.4 Waiver of Action for Partition. Each Partner irrevocably waives, during the term of the Partnership, any right that such Partner may have to maintain any action for partition with respect to the property and assets of the Partnership.

         12.5 Execution of Additional Instruments. Each Partner hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

         12.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

         12.7 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         12.8 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

         12.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, rule, regulation or otherwise.

         12.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

         12.11 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

         12.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or any creditor of any Partner of the Partnership.

         12.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         12.14 Amendment. Except as otherwise expressly provided herein (including, without limitation, Section 3.3(g)), this Agreement may not be modified or amended without the written consent of all Partners.


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


                  EXECUTED to be effective as of the date first above written.

                                GENERAL PARTNER:

                                TEXAS GENCO GP, LLC


                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:



                                LIMITED PARTNER:

                                TEXAS GENCO LP, LLC


                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:



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